Exhibit 4.2

BOX, INC.

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 7, 2014

TABLE OF CONTENTS

1.	Registration Rights		2
	1.1	Definitions	2
	1.2	Request for Registration	4
	1.3	Company Registration	6
	1.4	Form S-3 Registration	8
	1.5	Obligations of the Company	10
	1.6	Information from Holder	11
	1.7	Expenses of Registration	11
	1.8	Delay of Registration	12
	1.9	Indemnification	12
	1.10	Reports Under the 1934 Act	15
	1.11	Assignment of Registration Rights	15
	1.12	Limitations on Subsequent Registration Rights	15
	1.13	Market Stand-off Agreement	16
	1.14	Termination of Registration Rights	16
	1.15	Definitions After Initial Offering	17

2.	Covenants		17
	2.1	Delivery of Financial Statements	17
	2.2	Inspection	18
	2.3	Right of First Offer	18
	2.4	Observer Rights	21
	2.5	Expenses	22
	2.6	Board Committees; Executive Compensation and Related Party Transactions	22
	2.7	Stock Option Vesting	22
	2.8	Proprietary Information and Inventions Agreement	22
	2.9	Drag-Along Rights	22
	2.10	Legal Fees and Expenses	24
	2.11	Directors’ Liability and Indemnification	24
	2.12	Lock-Up Agreement	25
	2.13	Voting Agreement	25
	2.14	Assignment of Right of First Refusal	25
	2.15	Termination of Covenants	25

3.	Miscellaneous		26
	3.1	Legend	26
	3.2	Successors and Assigns	26
	3.3	Governing Law	26
	3.4	Counterparts	26
	3.5	Titles and Subtitles	26
	3.6	Notices	26
	3.7	Entire Agreement; Amendments and Waivers	27

i

3.8	Severability	28
3.9	Aggregation of Stock	28
3.10	Expenses	29
3.11	Further Assurances	29
3.12	Arbitration	29

SCHEDULE A	Schedule of Existing Investors
SCHEDULE B	Schedule of Series E-1 Holders
SCHEDULE C	Schedule of Series F Holders
SCHEDULE D	Schedule of Founders

ii

BOX, INC.

EIGHTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Eighth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of the 7th day of July, 2014 (the “Closing”), by and among Box, Inc., a Delaware corporation (the “Company”), the holders of shares of Series A Preferred Stock (the “Series A Preferred”) listed on Schedule A hereto, each of whom is herein referred to as a “Series A Holder,” the holders of shares of Series B Preferred Stock (the “Series B Preferred”) listed on Schedule A hereto, each of whom is herein referred to as a “Series B Holder,” the holders of shares of Series C Preferred Stock (the “Series C Preferred”) listed on Schedule A hereto, each of whom is herein referred to as a “Series C Holder,” the holders of shares of Series D Preferred Stock (the “Series D Preferred”) listed on Schedule A hereto, each of which is herein referred to as a “Series D Holder,” the holders of shares of Series D-1 Preferred Stock (the “Series D-1 Preferred”) listed on Schedule A hereto, each of which is herein referred to as a “Series D-1 Holder,” the holders of shares of Series D-2 Preferred Stock (the “Series D-2 Preferred”) listed on Schedule A hereto, each of which is herein referred to as a “Series D-2 Holder,” the holders of shares of Series E Preferred Stock (the “Series E Preferred”) listed on Schedule A hereto, each of which is herein referred to as a “Series E Holder,” the holders of shares of Series E-1 Preferred Stock (the “Series E-1 Preferred”) listed on Schedule B hereto, each of which is herein referred to as a “Series E-1 Holder”, and the holders of shares of Series F Preferred Stock (the “Series F Preferred”) listed on Schedule C hereto, each of which is herein referred to as a “Series F Holder,” who together with the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series D-1 Holders, the Series D-2 Holders, the Series E Holders, and the Series E-1 Holders shall be referred to herein as the “Investors,” certain holders of Class A Common Stock of the Company (the “Class A Common”) and Class B Common Stock of the Company (the “Class B Common,” and together with the Class A Common, the “Common Stock”) listed on Schedule D hereto (the “Founders”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”).

RECITALS

WHEREAS, the Company, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series D-1 Holders, the Series D-2 Holders, the Series E Holders, the Series E-1 Holders, the Founders and Hercules have entered into a Seventh Amended and Restated Investors’ Rights Agreement, dated as of October 15, 2013 (the “Existing Investors’ Rights Agreement”) and desire to amend and restate the Existing Investors’ Rights Agreement in its entirety in accordance with Section 3.7 thereof;

WHEREAS, the Company and the Series F Holders executed a Series F Preferred Stock Purchase Agreement dated as of July 3, 2014 (as may be amended from time to time, the “Purchase Agreement”), pursuant to which the Series F Holders intend to purchase and the Company intends to sell shares of the Series F Preferred;

WHEREAS, the execution of this Agreement on or by the Closing (as defined in the Purchase Agreement) is a condition of the Company’s and the Series F Holders’ mutual obligations at the Closing; and

WHEREAS, in order to induce the Company, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series D-1 Holders, the Series D-2 Holders, the Series E Holders, and the Founders to approve the issuance of the Series F Preferred and to induce the Series F Holders to invest funds in the Company pursuant to the Purchase Agreement, the Investors, the Founders and the Company hereby agree that this Agreement shall govern the rights of the Investors and the Founders to cause the Company to register shares of Common Stock issuable or issued to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Registration Rights

1.1	Definitions

For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “affiliate” includes, as that term is defined in Rule 405 of the Securities Act, any general partner, officer, director or managers of such holder, and any venture capital fund or private equity fund now or hereafter existing that is controlled by or under common control with one or more managers or general partners of or managing members of or shares the same management company with such holder.

(c) The term “Change of Control” shall have the same meaning as the term “Deemed Liquidation” as defined in the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof.

(d) The term “Coatue Stockholders” means Coatue Management, L.L.C., Coatue Private Fund I LP, and any of their affiliates that hold Registrable Securities.

(e) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) The term “General Atlantic Stockholders” means General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., GAPCO GmbH & Co. KG and any affiliated investment fund of the foregoing entities that holds Registrable Securities.

(g) The term “Holder” means any person owning of record or having the right to acquire Registrable Securities or any assignee of record thereof to whom registration rights are assigned in accordance with Section 1.11 hereof, provided, however, that the Founders shall not be deemed to be Holders for the purposes of Sections 1.2, 1.4, 1.12, 2, or 3.7 of this Agreement.

(h) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(i) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j) The term “Registrable Securities” shall mean (i) the Common Stock issuable or issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series D-1 Preferred, Series D-2 Preferred, Series E Preferred, Series E-1 Preferred, or Series F Preferred (collectively, the “Preferred Stock”) held from time to time by the Investors and their permitted assigns, (ii) any shares of Class A Common hereinafter acquired by a Holder pursuant to the exercise of such Holder’s right of first refusal in accordance with the terms and conditions of the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company, the Founders (as defined therein) and the Investors (as defined therein) of even date herewith (including shares of Class B Common that are automatically converted into shares of Class A Common upon such acquisition), (iii) any shares of Class A Common held by the Founders as of the date hereof or which may hereafter be acquired by the Founders from the Company, (iv) any shares of Class A Common of the Company issuable or issued upon conversion of the Series B Preferred Stock issued upon exercise of the Hercules Technology II, L.P. warrant, (v) any shares of Class A Common of the Company issuable or issued upon conversion of the Series C Preferred Stock issued upon exercise of the Hercules Technology Growth Capital, Inc. warrant, (vi) any shares of Class A Common of the Company issuable or issued upon conversion of the Series D-1 Preferred Stock issued upon exercise of the Hercules Technology Growth Capital, Inc. warrant, (vii) any shares of Class A Common of the Company which may hereafter be acquired by the Investors (including shares of Class B Common that are automatically converted into shares of Class A Common upon such acquisition); and (viii) any shares of Class A Common of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii), (iii), (iv), (v), (vi) or (vii) above (including shares of Class B Common that are automatically converted into shares of Class A Common upon issuance to the Investors), provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its registration rights under this Agreement are not assigned in accordance with Section 1.11; provided, further, that the shares of Common Stock referenced in (iii) above (including shares issued as a dividend or other distribution with respect thereto) shall not be deemed Registrable Securities for the purposes of Sections 1.2, 1.4, 1.12, 2 and 3.7 of this Agreement; provided, further, that the shares of Class A Common referred to in (iv), (v) and/or (vi) above (including shares issued as a dividend or other distribution with respect thereto) shall not be deemed Registrable Securities for the purposes of Sections 2 and 3.7. In addition, shares of Class A Common or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of Registrable Securities deemed to be outstanding at any given time shall be the sum of the number of shares of Class A Common outstanding that are Registrable Securities plus the number of shares of Class A Common issuable upon the conversion of the Preferred Stock or pursuant to the exercise of other convertible securities that are Registrable Securities hereunder.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

(l) The term “TPG Stockholders” means TPG Bogota Holdings, L.P. and any of its affiliates that hold Registrable Securities.

1.2	Request for Registration

(a) Subject to the conditions of this Section 1.2, if the Company shall receive (i) at any time after the first anniversary of the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock under the Act (the “Initial Offering”), or August 7, 2015, whichever is earlier, a written request from either (x) the General Atlantic Stockholders or (y) the Holders of at least a majority of the Registrable Securities then outstanding, and (ii) at any time after the Initial Offering, the TPG Stockholders, (in either case of (i) or (ii), hereinafter, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities that constitute at least twenty percent (20%) of the Initiating Holders’ Registrable Securities or Registrable Securities with an anticipated aggregate offering price of at least $2,000,000, then the Company shall, promptly but not later than twenty (20) days after the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a) (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Act), and use all reasonable efforts to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in Section 1.2(a), except, in the case of a Shelf Registration Statement, such request may be made at any time during the effectiveness of such Shelf Registration Statement and the Company shall notify the Holders promptly following such a request. In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein; provided, that in the case of a Shelf Registration

Statement, a request of an underwritten distribution shall not affect the rights of any Holders to include their Registrable Securities in such Shelf Registration Statement, but the right of the Holders to participate in such underwritten distribution shall be conditioned upon their participation in such underwriting, as provided herein. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration, except in the case of a Shelf Registration Statement. If shares are so withdrawn from the registration or underwriting and if the number of shares to be included in such registration or underwriting was previously reduced as a result of marketing factors pursuant to this Section 1.2, then the Company shall then offer to all Holders who have retained rights to include securities in the registration or underwriting the right to include additional Registrable Securities in the registration or underwriting in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion based on the pro rata percentage of Registrable Securities held by such Holders assuming conversion.

(c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction, and except as may be required under the Act; or

(2) if such registration is requested by the General Atlantic Stockholders, after the Company has effected one (1) registration requested by the General Atlantic Stockholders pursuant to this Section 1.2, and such registrations have been declared or ordered effective and pursuant to which securities have been sold; or

(3) if such registration is requested by the TPG Stockholders, after the Company has effected one (1) registration requested by the TPG Stockholders pursuant to this Section 1.2, and such registrations have been declared or ordered effective and pursuant to which securities have been sold; or

(4) if such registration is requested by the Holders of at least a majority of the Registrable Securities then outstanding, after the Company has effected two (2) registrations requested by such Holders pursuant to this Section 1.2, and such registrations have been declared or ordered effective and pursuant to which securities have been sold; or

(5) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on the date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(6) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(7) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve-month (12) period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan or a registration relating solely to an acquisition under Rule 145 of the Act).

1.3	Company Registration

(a) If the Company proposes to register (including for this purpose a registration initiated by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, notify each Holder in writing at least forty-five (45) days prior to such registration. Upon the written request of each Holder given within fifteen (15) days after delivery of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

Each Holder’s written request shall state the number of Registrable Securities such Holder wishes to include in such registration statement. Holders that do not elect to participate in any registration and underwriting under this Section 1.3 shall nevertheless continue to have the right to include any Registrable Securities in subsequent registrations and underwritings to which this Section 1.3 is applicable.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c) Underwriting Requirements. The Company shall not be required to include in any registration and underwriting to which this Section 1.3 is applicable, the Registrable Securities of any Holder that fails to execute the underwriting agreement entered into between the Company and the underwriter or underwriters selected by it. In addition, the Company shall be required to include in the offering only that number of Registrable Securities that the underwriters determine in good faith will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, (ii) any securities held by Founders be included if any securities held by Investors are excluded, or (iii) the number of shares of Registrable Securities to be included in such underwriting be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. For purposes of the preceding provision concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, private equity fund, partnership, limited liability company or corporation, the affiliated venture capital funds, private equity funds, partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned of record by all such related entities and individuals.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 1.3, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among (i) first, the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion, and (ii) second, others requesting to include shares in such registration statement based on the pro rata percentage of shares held by such person, assuming conversion.

(d) No Demand Registration. Registration pursuant to this Section 1.3 shall not be deemed to be a request for registration as described in Sections 1.2 and 1.4 hereof. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.3.

1.4	Form S-3 Registration

(a) After its Initial Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. In case the Company shall receive from any of the Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(1) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(2) use all reasonable efforts to effect, as soon as reasonably practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company.

(b) Holders of Registrable Securities requesting a registration on Form S-3 or any comparable or successor form or forms pursuant to this Section 1.4 shall have the right to elect for any such registration to be made for an offering to be made on a continuous or delayed basis pursuant to Rule 415 covering the Registrable Securities (a “Shelf Registration Statement”), in which case the registration statement filed by the Company in connection with such request shall be a Shelf Registration Statement. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by the Holders for a period of 12 months plus the period of time, if any, during which use of such Shelf Registration Statement has been suspended pursuant to Section 1.4(c)(3) or, if earlier, until the distribution contemplated in the Shelf Registration Statement has been completed.

(c) The Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(1) if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

(3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected (or, in the case of a Shelf Registration Statement (as defined above), either effected or used) at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement (or, in the case of an already effective Shelf Registration Statement, direct the Holders to suspend sales pursuant to such already effective Shelf Registration Statement) for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4 (or, in the case of an already effective Shelf Registration Statement, after such determination by the Board of Directors of the Company), provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan or a registration relating solely to an acquisition under Rule 145 of the Act);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(d) If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable (as relevant) to such request (with the substitution of Section 1.4 for references to Section 1.2). For the avoidance of doubt, in the case of a Shelf Registration Statement, any of the Holders may make such a request for some or all of the registered Registrable Securities at any time that the Shelf Registration Statement is effective and the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such underwritten distribution.

(e) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of any of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5	Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities not later than 45 days after a registration is requested pursuant to Section 1.2 or Section 1.4 hereof, and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holders refrain from selling any securities included in such registration at the request of the managing underwriter of such offering; and (ii) in the case of any Shelf Registration Statement, the provisions of Section 1.4(b) hereof shall apply;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary or advisable to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above;

(c) furnish to the Holders (and to the underwriters, if applicable) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they (or the underwriters, if applicable) may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and/or quoted on each broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (x) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (y) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(j) use all reasonable efforts to comply with the Sarbanes-Oxley Act of 2002 and all applicable federal and state securities laws, and all rules and regulations of the Commission and each securities exchange or broker-dealer network on which similar securities issued by the Company are then listed and/or quoted;

(k) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(l) if the registration is for an underwritten offering, cause management of the Company to participate in reasonable and customary roadshows necessary to effect the disposition of the Registrable Securities.

1.6	Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7	Expenses of Registration

All fees and expenses (other than underwriting discounts, commissions and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2,

1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and one (1) counsel for the selling Holders, in an amount not to exceed $50,000, shall be borne by the Company, regardless of whether the Holders have sold any securities in such offering. Any expenses exceeding the limitations set forth in the previous sentence shall be borne by the participating Holders pro rata based upon the number of Registrable Securities that were to be requested to be sold in such registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2, or one (1) Form S-3 registration pursuant to Section 1.4 for the following twelve month period; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.8	Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9	Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, former members, officers, directors, employees, stockholders, legal counsel and accountants of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, offering circular or other document including any preliminary or final prospectus contained therein, and any amendments, supplements or exhibits thereto, or in any state “blue sky” filing required in connection therewith, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934

Act or any state securities laws, and the Company will reimburse each such Holder and each of such Holder’s partners, members, former members, officers, directors, employees, stockholders, legal counsel and accountants, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and each of their partners, members, former members, officers and directors and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, offering circular or other document including any preliminary or final prospectus contained therein, and any amendments, supplements or exhibits thereto, or in any state “blue sky” filing required in connection therewith, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any person intended to be indemnified pursuant to this Section l.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided further that in no event shall any indemnity under this Section l.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, unless prejudicial to its ability to defend such action, shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided, however, that no contribution from any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control, provided, however, that failure of an underwriting agreement to cover a term provided in these provisions shall not be deemed a conflict.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 1.9 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.10	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any successor rule promulgated under the Act (“Rule 144”), at all times after the effective date of the initial public offering of the Company’s equity securities,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11	Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a partner, limited partner or retired partner of a Holder that is a partnership, or is a member or retired member of any Holder that is a limited liability company (in each case provided that such constituent partners, members, and other persons agree to act through a single representative in connection with the rights granted hereunder), (ii) is a spouse, sibling, lineal descendant or ancestor of a Holder, or any trust established for the benefit of a Holder or any spouse, sibling, lineal descendant or ancestor of a Holder, (iii) is an affiliate of the Holder, or (iv) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) (or such lesser amount if the Holder is transferring all Registrable Securities held by the Holder), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below.

1.12	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two/thirds percent (66-2/3%) of the

Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder: (a) to include such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand registration of their securities on a junior or pari passu basis with the rights of the Holders hereunder, or (c) to exercise other registration rights that are pari passu to those granted to the Holders hereunder; provided, however, that the Company shall not, without the prior written consent of the Holders of at least ninety percent (90%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights that are senior to those granted to the Holders hereunder.

1.13	Market Stand-off Agreement

Each Holder hereby agrees that, upon the request of the managing underwriters, it will not, without the prior written consent of the managing underwriters, during the period commencing on the date of the final prospectus relating to the Company’s public offering and ending on the date specified by the Company and the managing underwriters (such period not to exceed one hundred eighty (180) days if such public offering is the Initial Offering or ninety (90) days if such public offering is not the Initial Offering, in either case, following the effective date of the registration statement for such offering, or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation, if so required by the underwriters of such offering), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the 1934 Act), by the Holder or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares or securities of each Holder and every other person subject to the foregoing restriction until the end of such period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.13.

1.14	Termination of Registration Rights

No Holder (other than the General Atlantic Stockholders and the TPG Stockholders) shall be entitled to exercise any right provided for in this Section 1 after the earliest of, (a) five (5)

years following the consummation of the Initial Offering, or (b) as to any Holder, such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144 of the Act. Following the consummation of the Initial Offering, the General Atlantic Stockholders shall not be entitled to exercise the rights provided for in this Section 1 after the date on which the General Atlantic Stockholders (in the aggregate) cease to be an affiliate (as defined in Rule 405 promulgated under the 1934 Act) of the Company and hold, in the aggregate, less than five percent (5%) of the outstanding shares of Class A Common. Following the consummation of the Initial Offering, the TPG Stockholders shall not be entitled to exercise the rights provided for in this Section 1 after the date on which the TPG Stockholders (in the aggregate) cease to hold an amount of Registrable Securities that is, in the aggregate, less than a majority of the amount of Registrable Securities it originally purchased.

1.15	Definitions After Initial Offering

If the Certificate of Incorporation to be in effect upon the closing of the Initial Offering (the “Post-IPO Certificate”) provides for the conversion of all shares of Common Stock into a new class of Common Stock to be called “Class B Common Stock” and authorizes a new class of Common Stock to be called “Class A Common Stock,” then effective as of the closing of the Initial Offering, all references to “Common Stock,” “Class A Common” and “Class B Common” in this Agreement shall be deemed references to the Class B Common Stock authorized by the Post-IPO Certificate and any Class A Common Stock (as defined in the Post-IPO Certificate) issued upon the conversion thereof after the closing of the Initial Offering, collectively. Wherever necessary, all other terms of this Agreement will be construed to be consistent with the terms of the foregoing; provided, however, that notwithstanding anything to the contrary, all references to “Common Stock” in Section 1.2, Section 1.3 and Section 1.13 shall be deemed references to the Class A Common Stock and Class B Common Stock authorized by the Post-IPO Certificate, collectively; provided further, that notwithstanding anything to the contrary, the reference to “Class A Common” in Section 1.14 shall be deemed a reference to the Class A Common Stock and Class B Common Stock authorized by the Post-IPO Certificate, collectively.

2.	Covenants

The Company hereby covenants to each of the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, the Series D-1 Holders, the Series D-2 Holders, the Series E Holders, the Series E-1 Holders and the Series F Holders as follows:

2.1	Delivery of Financial Statements

The Company shall deliver to each Series A Holder, Series B Holder, Series C Holder, Series D Holder, Series D-1 Holder, Series D-2 Holder, Series E Holder, Series F Holder, or transferee who holds at least 500,000 shares of Registrable Securities (as adjusted for splits, dividends, combinations and other recapitalizations), DST Global III, L.P. (together with its affiliates, “DST”), Mitsui & Co. (USA), Inc. (together with its affiliates, “Mitsui”), Telefonica Digital Venture Capital, S.L. (together with its affiliates, “Telefonica”), Telstra Ventures Pty Ltd (together with its affiliates, “Telstra”) and Macnica Investment Partners (together with its affiliates, “Macnica”) for so long as each of DST, Mitsui, Telefonica, Telstra and Macnica hold at least 100,000 shares of Series E-1 Preferred (in each case, as adjusted for splits, dividends, combinations and other recapitalizations) (each Holder or other person referenced in this paragraph, a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and certified by independent public accountants of national standing selected by the Company; provided that the holders of a majority of the Registrable Securities may waive the requirement to have such financial statements audited and certified by independent public accountants.

(b) as soon as practicable, but in any event within forty-five (45) days of the end of each calendar quarter and within thirty (30) days of the end of each month, an income statement and statement of cash flows and balance sheet for and as of the end of such period, in reasonable detail, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail and prepared in accordance with GAAP;

(c) as soon as practicable, but in any event no more than fifteen (15) days after the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis (including balance sheets, income statements and statements of cash flows for such months); and

(d) other information as reasonably requested by any Major Investor.

2.2	Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its executive officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information if, in consultation with legal counsel, the Company determines that providing such access would compromise the Company’s rights with respect to such information, unless such Major Investor delivers a confidentiality and non-disclosure agreement in the form and substance reasonably satisfactory to the Company’s legal counsel.

2.3	Right of First Offer

(a) Subject to the terms and conditions specified in this Section 2.3, if the Company proposes to issue Additional Shares of Common Stock (as defined in Section 4(d)(i)(B)(4) of Division (B) of Article IV of the Company’s Amended and Restated Certificate of Incorporation (as may be amended, the “Restated Charter”)), other than as currently contemplated in the

Purchase Agreement, it shall in any case provide each Major Investor, and each Series E-1 Holder who holds at least 500,000 shares of Registrable Securities (as adjusted for splits, dividends, combinations and other recapitalizations) (each, an “Offeree”), with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such Additional Shares of Common Stock, (ii) the number of such Additional Shares of Common Stock to be offered, and (iii) the price and terms upon which it proposes to offer such Additional Shares of Common Stock. By written notification received by the Company (an “Election Notice”), within fifteen (15) calendar days after receipt of the Issuance Notice, each Offeree may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to that portion of such Additional Shares of Common Stock (such holder’s “Pro-Rata Portion”) that equals the proportion that the number of shares of Registrable Securities then held by such Offeree bears to the total number of shares of Common Stock of the Company then outstanding (including the Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, upon conversion of all other outstanding convertible securities, and upon exercise of all outstanding options (and assuming conversion of convertible securities issuable upon exercise of options)). Additionally, in connection with any such issuance, within fifteen (15) calendar days after receipt of the Issuance Notice, each of the General Atlantic Stockholders and TPG Stockholders may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, the number of shares of Additional Common Stock proposed to be sold by the Company in such issuance (the “Additional GA/TPG Shares”) equal to the total number of Additional Shares of Common Stock proposed to be sold by the Company in such offering less the number of shares equal to the aggregate Pro Rata Portion of the Additional Shares of Common Stock that all Offerees are entitled to purchase pursuant to this Section 2.3(a) in connection with such offering. Any election to purchase such Additional GA/TPG Shares shall be allocated among the electing General Atlantic Stockholders and TPG Stockholders on a pro rata basis, in each case, based on the aggregate amount of Registrable Securities then held by such electing holder as compared to the aggregate amount of Registrable Securities then held by all such electing holders.

(b) In the event that (i) an Offeree fails to give an Election Notice within the prescribed period, or otherwise fails to purchase its Pro-Rata Portion of such Additional Shares of Common Stock (not including, in the case of the General Atlantic Stockholders and TPG Stockholders, the Additional GA/TPG Shares), the Company shall promptly inform in writing each Offeree that has elected to purchase its full Pro-Rata Portion (a “Fully Exercising Investor”) of any other Offeree’s failure to do so. During the ten (10) day period commencing after the delivery of such supplemental notice, each Fully Exercising Investor shall be entitled to obtain its pro-rata portion of the remaining Additional Shares of Common Stock not purchased by the other Offerees (such right does not include the right to purchase a Pro Rata Portion of the Additional GA/TPG Shares not purchased by the General Atlantic Stockholders or TPG Stockholders). For the purposes of this Section 2.3, a Fully Exercising Investor’s pro rata portion shall equal the proportion that the number of shares of Registrable Securities then held by a Fully Exercising Investor bears to the total number of shares of Registrable Securities then held by all Fully Exercising Investors. If not all Fully Exercising Investors choose to purchase all the shares available to them, the other Fully Exercising Investors shall be offered those shares on a similar pro rata basis based upon the ownership of Registrable Securities of all Fully Exercising Investors who continue to wish to purchase additional shares, until all of the shares not purchased by Offerees (other than the Additional GA/TPG Shares which shall only be available to be purchased by the General Atlantic Stockholders and TPG Stockholders) have been allocated to Offerees or all Offerees no longer wish to purchase additional shares. An Offeree shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.

(c) If all Additional Shares of Common Stock that Offerees and/or the General Atlantic Stockholders and/or the TPG Stockholders, as the case may be, are entitled to purchase or obtain pursuant to Sections 2.3(a) and (b) are not elected to be purchased or obtained as provided in Sections 2.3(a) and (b) hereof, the Company may, during the one hundred twenty (120) day period following the expiration of the period provided in Sections 2.3(a) and (b) hereof, as the case may be, offer the remaining unsubscribed portion of such Additional Shares of Common Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the Additional Shares of Common Stock within such period, or if such agreement is not consummated within one hundred twenty (120) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Shares of Common Stock shall not be offered unless first reoffered to the Offerees in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to the issuance of securities excluded from the definition of Additional Shares of Common Stock in the Restated Certificate.

(e) The right of first offer in this Section 2.3 shall not be applicable with respect to any Offeree with regard to any issue of Additional Shares of Common Stock, if (i) at the time of such issue of Additional Shares of Common Stock, such Offeree is not an accredited investor, and (ii) such issue of Additional Shares of Common Stock is otherwise being offered only to accredited investors.

(f) The Company will not grant any right of first offer to any subsequent purchasers of the Company’s equity securities other than by having them become parties hereto in accordance with the amendment provisions hereof.

(g) The rights of first refusal of each Offeree under this Section 2 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 1.11.

(h) In the event that the Right of First Offer in this Section 2.3 is waived pursuant to Section 3.7 hereof with respect to an issuance of Additional Shares of Common Stock by the Company, and any Offeree that consented to such waiver pursuant to Section 3.7 purchases any Additional Shares of Common Stock sold in such offering (a “Waiving Investor”), each Offeree that is not a Waiving Investor shall be entitled to purchase its Adjusted Pro-Rata Share of the Additional Shares of Common Stock sold in such offering upon the terms and conditions set forth in Sections 2.3(a) and 2.3(b). For purposes of this Section 2.3(h), an Offeree’s “Adjusted Pro-Rata Share” of the Additional Shares of Common Stock subject to the waiver described herein shall be equal to (i) such Offeree’s Pro-Rata Portion of the Additional Shares of Common Stock sold in such offering multiplied by (ii) the highest percentage (up to

100%) of any Waiving Investor’s Pro-Rata Portion that such Waiving Investor purchases in such offering. For example, if only one Waiving Investor purchases Additional Shares of Common Stock in such offering and it purchases 50% of its Pro-Rata Portion in such offering, each Offeree’s Adjusted Pro-Rata Share shall be equal to 50% of its Pro-Rata Portion. For another example, if one Waiving Investor purchases 60% of its Pro-Rata Portion in such offering and another Waiving Investor purchases 110% of its Pro-Rata Portion in such offering, each Offeree’s Adjusted Pro-Rata Share shall be equal to 100% of its Pro-Rata Portion.

(i) Notwithstanding the foregoing, to the extent such Offeree is a Company Covered Person or will become a Company Covered Person as a result of a particular acquisition of Additional Shares of Common Stock or Additional GA/TPG Shares contemplated hereby, such Offeree will not have a right of first offer under this Section 2.3 with respect to the offering of such Additional Shares of Common Stock or Additional GA/TPG Shares if, and for so long as, the Offeree, any of its directors, executive officers, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Offeree (in accordance with Rule 506(d) of the Act) is subject to any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Act (a “Bad Actor Disqualification”), except as set forth in Rule 506(d)(2) or (d)(3) under the Act. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Act becomes subject to any Bad Actor Disqualification. To the extent any Offeree is prohibited from participating in an offering pursuant to this Section 2.3(i), such Offeree will still be permitted to assign its rights to participate in such offering to any affiliate of such Offeree that is not subject to a Bad Actor Disqualification. For purposes of this Section 2.3(i), a “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person or entity listed in the first paragraph of Rule 506(d)(1).

2.4	Observer Rights

The Company shall grant to one designee of each of Draper Fisher Jurvetson, U.S. Venture Partners, Scale Venture Partners, Meritech Capital Partners, Emergence Capital Partners, Bessemer Venture Partners, New Enterprise Associates, General Atlantic Partners 90, L.P., the Coatue Stockholders and, for so long as the TPG Stockholders hold at least a majority of the Series F Preferred purchased by them pursuant to the Purchase Agreement, the TPG Stockholders (each, an “Observer Rights Holder”) visiting rights to attend all meetings of the Board of Directors in a nonvoting observer capacity (each, an “Observer”) and in connection therewith, the Company shall give such Observers copies of all notices, minutes, consents and other materials, financial or otherwise that the Company provides to its directors (including but not limited to full reports of independent third-party valuation firms for purposes of compliance with Section 409A of the Internal Revenue Code); provided, however, that such Observer shall agree to hold in confidence and trust all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such visitors from any meeting or portion thereof if, in the opinion of counsel to the Company, such exclusion is reasonably necessary to preserve the attorney-client privilege, or is necessary to protect highly confidential proprietary information.

2.5	Expenses

The Company shall pay the reasonable out-of-pocket expenses incurred by non-employee directors and one (1) Observer of each of Draper Fisher Jurvetson, U.S. Venture Partners, Scale Venture Partners, Meritech Capital Partners, Emergence Capital Partners, Bessemer Venture Partners, New Enterprise Associates, General Atlantic Partners 90, L.P., the Coatue Stockholders and the TPG Stockholders, in connection with their attendance at Board of Directors meetings, committee meetings of the Board of Directors, or other Company-authorized business.

2.6	Board Committees; Executive Compensation and Related Party Transactions

The Company will maintain a Compensation Committee (the “Committee”) comprised of all non-employee board members. All compensation of executives of the Company (whether consisting of cash, equity or otherwise) shall require the approval of the Compensation Committee. For purposes of this Section 2.6, “executives” shall mean all senior managers of vice-president or higher rank. The member of the Board of Directors designated by Scale Venture Partners and the member of the Board of Directors designated by General Atlantic Partners 90, L.P. shall each have the right to be a member of all committees of the Board of Directors or, if not a member, to attend all such committee meetings; the member of the Board of Directors designated by TPG Bogota Holdings, L.P. or the Series F Preferred shall have the right to be a member of all committees of the Board of Directors or, if not a member, to attend all such committee meetings.

2.7	Stock Option Vesting

Except as expressly approved by the Board of Directors, options issued pursuant to the Company’s 2006 Stock Incentive Plan and the Company’s 2011 Equity Incentive Plan, stock grants or other equity grants shall be granted with a four year vesting schedule, with 25% of the securities vesting on the first anniversary of the vesting commencement date and the remainder vesting at the rate of 1/48 of the total grant each month.

2.8	Proprietary Information and Inventions Agreement

Each officer, employee and consultant of the Company shall enter into the Company’s standard proprietary information and inventions agreement.

2.9	Drag-Along Rights

(a) Anything contained herein to the contrary notwithstanding, if at any time (1) the Board of Directors of the Company, and (2) the holders of at least ninety percent (90%) of the outstanding shares of Preferred Stock, voting together as a single class, shall approve a bona fide proposal from a third party with respect to a sale of the Company whether by merger, asset or stock sale or otherwise, for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), then the Company shall deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to all Investors and the Founders (together, the “Stockholders”) stating that the Company proposes to effect the Sale Proposal and providing the identity of the persons involved in such Sale Proposal and the terms thereof. Each such Stockholder and each Stockholder’s transferee, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by the Company, to sell its stock and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, vote its shares of stock in favor of such Sale Proposal at any meeting of Stockholders called to vote on or approve such Sale Proposal, or in any written consent of Stockholders or similar instrument, and otherwise to take any necessary action to enable the Company and the Stockholders to consummate such Required Sale. Any such Required Sale Notice may be rescinded by the Company by delivering written notice thereof to all the Stockholders.

(b) The obligations of the Stockholders pursuant to this Section 2.9 are subject to the satisfaction of the following conditions:

(1) upon the consummation of the Required Sale (or as promptly thereafter as practical in the case of certain options to purchase stock, pursuant to outstanding option agreements), all of the Stockholders shall receive the proportion of the aggregate consideration from such Required Sale in accordance with the preferences and other rights set forth in Section 2 of Division B of Article IV of the Restated Charter;

(2) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Required Sale and no Stockholder shall be obliged to pay more than such Stockholder’s pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Required Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for such Stockholder’s sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be capped at the total purchase price received by such Stockholder for such Stockholder’s shares of stock (including the exercise price thereof);

(3) in the event that the Stockholders are required to provide any indemnification in connection with the Required Sale (other than indemnification concerning each Stockholder’s valid ownership of such Stockholder’s shares of stock, free of all liens and encumbrances (other than those arising under applicable securities laws), and each Stockholder’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement), then each Stockholder shall not be liable for more than such Stockholder’s pro rata share (based upon the amount of consideration received) of such indemnity and the liability of each Stockholder shall not exceed the total purchase price received by such Stockholder for such Stockholder’s shares of stock (absent fraud by such Stockholder); and

(4) prior notice of a Required Sale shall be provided to the Stockholders.

(c) The obligations of Intel Capital Corporation and Telstra pursuant to this Section 2.9 are further subject to the satisfaction of the following conditions:

(1) The only representations, warranties or covenants that Intel Capital Corporation and Telstra shall be required to make in connection with a Required Sale are representations and warranties with respect to (A) ability to execute, deliver and perform any acquisition agreement; (B) its own ownership of the Company’s securities to be sold by it; (C) its ability to convey title thereto free and clear of liens, encumbrances or adverse claims; and (D) reasonable covenants regarding confidentiality, publicity and similar matters.

(2) Other Agreements. Intel Capital Corporation and Telstra shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

(3) Covenant Not to Compete. Intel Capital Corporation and Telstra shall not be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Required Sale.

(d) The obligations of the TPG Stockholders pursuant to this Section 2.9 are further subject to the satisfaction of the following conditions:

(1) The only representations, warranties or covenants that TPG Stockholders shall be required to make in connection with a Required Sale are representations and warranties with respect to (A) ability to execute, deliver and perform any acquisition agreement; (B) its own ownership of the Company’s securities to be sold by it; (C) its ability to convey title thereto free and clear of liens, encumbrances or adverse claims; and (D) reasonable covenants regarding confidentiality, publicity and similar matters.

(2) Covenant Not to Compete. TPG Stockholders shall not be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Required Sale.

2.10	Legal Fees and Expenses

The Company shall reimburse the reasonable fees and expenses of one (1) special counsel to the holders of Preferred Stock in an amount not to exceed $5,000.00 to review closing documents on their behalf in each future financing transaction in which net proceeds to the Company total at least $1,000,000, and the Company shall reimburse the reasonable fees and expenses of one (1) special counsel to the holders of Preferred Stock in an amount not to exceed $30,000.00 in connection with a Required Sale.

2.11	Directors’ Liability and Indemnification.

The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements with each of its directors to indemnify such directors to the maximum extent permissible under applicable law and in a form reasonably acceptable to the directors and the Major Investors.

2.12	Lock-Up Agreement.

The Company agrees that, until the time of the Initial Offering, in the event that the Company enters into an agreement to issue shares of its capital stock (or securities convertible or exercisable into shares of capital stock), the Company agrees to include, as a condition to entering into such agreement, a market standoff or “lockup” language substantially the same as Section 1.13.

2.13	Voting Agreement.

The Company agrees that, until the time of the Initial Offering, in the event that the Company enters into an agreement to issue shares of its capital stock, following which such holder of common stock shall hold securities of the Company constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such holder, as a condition precedent to entering into such agreement, to become a party to that certain Seventh Amended and Restated Voting Agreement, by and between the Company, the Founders and the Investors (as such terms are defined therein), of even date herewith, as may be amended from time to time.

2.14	Assignment of Right of First Refusal.

In the event the Company elects not to exercise in full any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding shares of capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall assign such right of first refusal or right of first offer with respect to any shares not acquired by the Company to each Offeree. Such assignment shall be made not less than fifteen (15) days prior to the date of the termination of the Company’s first refusal or first offer right. Each Offeree shall have a right to purchase its pro rata share of the capital stock proposed to be transferred. Each Offeree’s pro rata share is equal to the product obtained by multiplying (a) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Preferred Stock of which such Offeree is deemed to be a holder immediately prior to the proposed transfer and the denominator of which is the total number of shares of Preferred Stock owned by all Offerees at the time of such proposed transfer.

2.15	Termination of Covenants

The covenants set forth in Section 2, other than the provisions of Section 2.11, shall terminate and be of no further force or effect (a) upon the consummation of the Company’s Initial Offering, (b) at such time as the Company becomes subject to the reporting provisions of the Securities Exchange Act of 1934, as amended, or (c) upon the consummation of a Liquidation Event or a Deemed Liquidation (in each case, as defined in the Restated Charter).

3.	Miscellaneous

3.1	Legend

Each certificate evidencing any of the Registrable Securities shall bear a legend substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.”

3.2	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3	Governing Law

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware without giving effect to principles of conflicts of law.

3.4	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.5	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6	Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively delivered (a) upon personal delivery to the party to be notified,

(b) when sent by electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed to the party to be notified at the address indicated for such party on the exhibits hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other party given in the foregoing manner.

3.7	Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) and the documents referred to herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein. Without limiting the foregoing, this Agreement amends and restates the Existing Investors’ Rights Agreement in its entirety. Except as set forth herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided, however, that (i) any amendment of Section 2.1 that would result in DST, Mitsui, Telefonica, Telstra or Macnica not having the status of a Major Investor as a result of such amendment, or (ii) any waiver of Section 2.1 that only applies to DST, Mitsui, Telefonica, Telstra or Macnica, shall require the written consent of DST, Mitsui, Telefonica, Telstra or Macnica, as the case may be; provided, further, that any amendment or waiver of Section 2.3 shall require the written consent of the Company and the holders of a majority of Registrable Securities held by the Major Investors and shall be subject to the provisions of Section 2.3(h); provided, further, that any amendment or waiver of Section 2.3(h) shall require the written consent of Meritech Capital Partners IV L.P. (and its affiliated entities); provided, further, that any amendment or waiver of Section 2.3 that limits or removes the rights of the Series F Holders shall require the written consent of the holders of at least sixty-six and two/thirds percent (66 2/3%) of the Registrable Securities held by the Series F Holders; provided, further, that any amendment or waiver of Section 2.4 that limits or removes the rights of an Observer to the rights set forth herein shall require the written consent of the affiliated Observer Rights Holder; provided, further, that any amendment or waiver of Sections 1.2(a)(ii), 1.2(c)(3), 1.4 (to the extent that such amendment or waiver would prohibit any TPG Stockholder from exercising the right to request the Company file a Shelf Registration Statement thereunder), the last sentence of 1.14, 2.1 (to the extent such amendment or waiver would prohibit any TPG Stockholder that is a Series F Holder from exercising the rights of a Major Investor hereunder), 2.3 (to the extent such amendment or waiver would amend, waive, or limit the rights of any TPG Stockholder with respect to an offering of Additional Shares of Common Stock), 2.4 (to the extent such amendment or waiver would amend, waive, or limit the rights of any TPG Stockholder with respect to appoint an Observer), 2.6 (to the extent such amendment or waiver would amend, waive, or limit the rights of the member of the Board of Directors designated by TPG Bogota Holdings, L.P. or the Series F Preferred to be a member of all committees of the Board of Directors or, if not a member, to attend all such committee meetings), 2.9(b)(1), 2.9(d) or this proviso of Section 3.7 shall require the written consent of the holders of at least sixty-six and two/thirds percent (66-2/3%) of the Registrable Securities held by the TPG Stockholders;

provided, further, that any amendment or waiver of Section 1.2(a)(i) or Section 2.3 shall require the prior written consent of the General Atlantic Stockholders (provided, that, notwithstanding the foregoing or anything to the contrary, in this proviso applicable to the General Atlantic Stockholders, Holders of at least sixty-six and two/thirds percent (66-2/3%) of the Registrable Securities shall be permitted to waive Section 2.3 for issuances of Additional Shares of Common Stock to operating companies or their related investment funds, provided that no venture capital fund, private equity fund or other fund or entity whose principal purpose is investment related (other than investment funds of operating companies) participates in such issuance); provided, further, that any amendment or waiver of Section 2.9(c) shall require the prior written consent of Intel Capital Corporation and Telstra; provided, further, that in the event that such amendment or waiver adversely affects the obligations or rights of the Founders or the Investors in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority in interest of the Founders or the Investors, as applicable. Notwithstanding the foregoing, this Agreement may not be amended or modified and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification or waiver (x) applies to all Investors in the same fashion, (y) does not explicitly adversely affect such Investor in a manner differently than other Investors and (z) does not impose any additional obligations or liabilities on, or increases any liabilities or obligations of, such Investor under Section 2.9. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company. Notwithstanding the foregoing, the Company may amend this Agreement solely to add a party who after the date of this Agreement acquires shares of the Company’s Series F Preferred pursuant to the terms of the Purchase Agreement. Any such additional party, by executing a counterpart signature page to this Agreement, shall become an Investor for all purposes and shall be bound by all of the applicable provisions under this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.

3.8	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9	Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10	Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.11	Further Assurances

Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.12	Arbitration

In the event of any dispute arising hereunder or related hereto, the parties shall first attempt to resolve such dispute though informal negotiations. Any dispute not resolved through informal negotiations shall be resolved by binding arbitration before a single arbitrator sitting in Northern California, acting under the expedited commercial rules of the American Arbitration Association. The cost of the arbitration shall initially be shared equally between the parties, provided that the arbitrator shall order such cost, along with any legal costs pursuant to Section 3.10, borne by the non-prevailing party. Nothing herein shall preclude resorting to courts of competent jurisdiction for requests for preliminary injunctive relief or other such relief which cannot practicably be obtained through such arbitration procedure. Each party hereby consents to the exclusive jurisdiction of, and venue in, the federal and state courts located in Northern California with subject matter jurisdiction over the matter in controversy, for any matter appropriately brought before a court pursuant to this Section 3.12.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

BOX, INC.

/s/ Aaron Levie
Aaron Levie
Chief Executive Officer

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

FOUNDERS:

/s/ Aaron Levie
Aaron Levie

/s/ Dylan Smith
Dylan Smith

DCS GRAT OF 2014

By:	/s/ Dylan Smith
Dylan Smith, Trustee

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

TPG BOGOTA HOLDINGS, L.P.

By:	TPG Growth II Advisors, Inc., its General Partner

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

ANDREESSEN HOROWITZ FUND II, L.P. as nominee for
Andreessen Horowitz Fund II, L.P.
Andreessen Horowitz Fund II-A, L.P. and
Andreessen Horowitz Fund II-B, L.P.

By:	AH Equity Partners II, L.L.C. its general partner

By:	/s/ Scott Kupor
	Name:	Scott Kupor
	Title:	COO

AH ANNEX FUND, L.P.

By:	AH Equity Partners II, L.L.C. Its general partner

By:	/s/ Scott Kupor
	Name:	Scott Kupor
	Title:	COO

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

BESSEMER VENTURE PARTNERS VIII L.P.
BESSEMER VENTURE PARTNERS VIII
INSTITUTIONAL L.P.

By:	Deer VIII & Co. L.P., their General Partner
By:	Deer VIII & Co. Ltd., its General Partner

By:	/s/ J. Edmund Colloton
	Name:	J. Edmund Colloton
	Title:	Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

COATUE MANAGEMENT, L.L.C.
On behalf of Coatue Offshore Master Fund, Ltd.

By:	/s/ Colleen Lynch
Name:	Colleen Lynch
Title:	Authorized Signatory

COATUE PRIVATE FUND I LP
By:	Coatue Hybrid GP I LLC, its general partner

By:	/s/ Colleen Lynch
Name:	Colleen Lynch
Title:	Authorized Signatory

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

DRAPER FISHER JURVETSON GROWTH FUND 2006, L.P.

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Director

DRAPER FISHER JURVETSON PARTNERS GROWTH FUND 2006, LLC

By:	/s/ Mark W. Bailey
	Name:	Mark W. Bailey
	Title:	Authorized Member

DRAPER FISHER JURVETSON FUND VIII, L.P.

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS VIII, LLC

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Member

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	General Partner

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

DRAPER FISHER JURVETSON FUND IX, L.P.

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS IX, LLC

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Member

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

DST GLOBAL III, L.P.
By:	DST Managers Limited, its General Partner

By:	/s/ Sara Hollinrake
Name:	Sara Hollinrake
Title:	Director

DST GLOBAL III-B, L.P.
By:	DST Managers Limited, its General Partner

By:	/s/ Sara Hollinrake
Name:	Sara Hollinrake
Title:	Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GENERAL ATLANTIC PARTNERS 90, L.P.
By:	General Atlantic GenPar, L.P., its General Partner
By:	General Atlantic LLC, its General Partner

By:	/s/ David Rosenstein
	Name:	David Rosenstein
	Title:	Managing Director

GAP COINVESTMENTS III, LLC
By:	General Atlantic LLC, its Managing Member

By:	/s/ David Rosenstein
	Name:	David Rosenstein
	Title:	Managing Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

GAP COINVESTMENTS IV, LLC
By:	General Atlantic LLC, its Managing Member

By:	/s/ David Rosenstein
	Name:	David Rosenstein
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.
By:	General Atlantic LLC, its General Partner

By:	/s/ David Rosenstein
	Name:	David Rosenstein
	Title:	Managing Director

GAPCO GMBH & CO. KG
By:	GAPCO Management GmbH, its General Partner

By:	/s/ David Rosenstein
	Name:	David Rosenstein
	Title:	Managing Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

MERITECH CAPITAL PARTNERS IV L.P.

By:	Meritech Capital Associates IV L.L.C.
its General Partner

By:	/s/ George Bischof
	Name:	George Bischof
	Title:	Managing Director

MERITECH CAPITAL AFFILIATES IV L.P.

By:	Meritech Capital Associates IV L.L.C.
its General Partner

By:	/s/ George Bischof
	Name:	George Bischof
	Title:	Managing Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

NEW ENTERPRISE ASSOCIATES 13, L.P.
By:	NEA Partners 13, L.P., its general partner
By:	NEA 13 GP, LTD, its general partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

NEA VENTURES 2011, LIMITED PARTNERSHIP

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Vice President

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SCALE VENTURE PARTNERS III, L.P.

By:	Scale Venture Management III, LLC
Its:	General Partner

By:	/s/ Rory O’Driscoll
	Name:	Rory O’Driscoll
	Title:	Managing Director

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

U.S. VENTURE PARTNERS IX, L.P.

By:	Presidio Management Group IX, L.L.C.
Its:	General Partner

By:	/s/ Steven Krausz
	Name:	Steven Krausz
	Title:	Managing Member

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

SAP VENTURES FUND I, L.P.

By:	SAP VENTURES (GPE) I, LLC
Its:	General Partner

By:	/s/ Jai Das
Name:	Jai Das
Title:	Managing Member

By:	SAP VENTURES (GPE) I, LLC
Its:	General Partner

By:	/s/ Nino Marakovic
Name:	Nino Marakovic
Title:	CEO & Managing Member

SIGNATURE PAGE TO

EIGHT AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF EXISTING INVESTORS

Scale Venture Partners III, L.P.

Draper Fisher Jurvetson Fund VIII, L.P.

Draper Fisher Jurvetson Partners VIII, LLC

Draper Fisher Jurvetson Fund IX, L.P.

Draper Fisher Jurvetson Partners IX, LLC

Draper Associates, L.P.

U.S. Venture Partners IX, L.P.

TWB Investment Partnership II, L.P.

Hercules Technology II, L.P.

Meritech Capital Affiliates IV L.P.

Meritech Capital Partners IV L.P.

Emergence Capital Partners II, L.P.

Andreessen Horowitz Fund II, L.P. as nominee for

Andreessen Horowitz Fund II, L.P. Andreessen Horowitz

Fund II-A, L.P. and Andreessen Horowitz Fund II-B, L.P.

Red Brick Investment Company, LLC

Hercules Technology Growth Capital, Inc.

The Board of Trustees of the

Leland Stanford Junior University (SBST)

Direct Investments

Stanford Management Company

Draper Fisher Jurvetson Growth Fund 2006, L.P.

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

AH Annex Fund, L.P.

SAP Ventures Fund I, L.P.

salesforce.com, Inc.

Bessemer Venture Partners VIII L.P.

Bessemer Venture Partners VIII Institutional L.P.

New Enterprise Associates 13, L.P.

NEA Ventures 2011, Limited Partnership

General Atlantic Partners 90, L.P.

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

GAP Coinvestments CDA, L.P.

GAPCO GMBH & CO. KG

The Social+Capital Partnership, L.P.

The Social+Capital Partnership Principals Fund, L.P.

Intel Capital Corporation

Coatue Hybrid GP I LLC

SCHEDULE B

SCHEDULE OF SERIES E-1 HOLDERS

MITSUI & CO. (U.S.A.), INC.

MITSUI KNOWLEDGE INDUSTRY CO., LTD.

DST GLOBAL III, L.P.

DST GLOBAL III-B, L.P.

COATUE PRIVATE FUND I LP

MACNICA INVESTMENT PARTNERS

DRAPER FISHER JURVESTSON GROWTH FUND 2006, L.P.

DRAPER FISHER JURVESTSON PARTNERS GROWTH FUND 2006, LLC

Technology Ventures III Venture Capital Investment Limited Partnership

THE SOCIAL+CAPITAL PARTNERSHIP II, L.P., FOR ITSELF AND AS NOMINEE FOR CERTAIN OTHER INDIVIDUALS AND ENTITIES

BESSEMER VENTURE PARTNERS VIII L.P.

BESSEMER VENTURE PARTNERS VIII INSTITUTIONAL L.P.

TELEFONICA DIGITAL VENTURE CAPITAL, S.L.

TELSTRA VENTURES PTY LTD

JEREMY STOPPELMAN TTEE UTD 3/16/10

ENRIQUE SALEM

A-GRADE HOLDINGS, LLC

SCHEDULE C

SCHEDULE OF SERIES F HOLDERS

COATUE OFFSHORE MASTER FUND, LTD.

COATUE PRIVATE FUND I LP

TPG BOGOTA HOLDINGS, L.P.

SCHEDULE D

SCHEDULE OF FOUNDERS

Aaron Levie

Dylan Smith

DCS GRAT OF 2014